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                                                                      EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY

     NAME                                              JURISDICTION
     ----                                              ------------

Bactolac Pharmaceutical Inc.                           Delaware

ANI Pharmaceuticals, Inc.                              Mississippi

NL Acquisition Company                                 Delaware